Exhibit 107

Calculation of Filing Fee Table

S-3

(Form Type)

Barnes & Noble Education, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Common Stock, par value $0.01 per share	457(c)	19,084,821(3)	$6.63	$126,532,363	$0.0001476	$18,676

	Total Offering Amounts					$126,532,363		$18,676

	Total Fee Offsets							—

	Net Fee Due							$18,676

(1)

Pursuant to Rule 416 under the Securities Act of 1933 (the “Securities Act”), this registration statement also registers an indeterminate number of shares of common stock, par value $0.01 per share of Barnes & Noble Education, Inc. which may become issuable by reason of any stock dividend, stock split or other similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s common stock.

(2)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low prices for the Registrant’s common stock, as reported on The New York Stock Exchange on July 5, 2024.

(3)	Represents the shares of common stock of the Registrant that will be offered for resale by the selling stockholders pursuant to the prospectus to which this exhibit is attached.